                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 ADVANTA CORP.

                    ---------------------------------------


                 Advanta Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

                 1. The Corporation was originally incorporated under the name "Teachers Service Organization, Inc." on September 11, 1974. The Corporation's name was changed to "TSO Financial Corp." on May 16, 1985 and to its present name, "Advanta Corp.", on January 27, 1988.

                 2. The text of the Corporation's Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

                 FIRST:  The name of the corporation is Advanta Corp.

                 SECOND: The address of its registered office in the State of Delaware is 32 Lockerman Square, Suite L-100, City of Dover 19901, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                 THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                 FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is:

                 Four Hundred Million (400,000,000) shares of common stock ("Common Stock"), consisting of Two Hundred Million (200,000,000) shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), amounting in the aggregate to Two Million Dollars ($2,000,000), and Two Hundred Million (200,000,000) shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), amounting in the aggregate to Two Million Dollars ($2,000,000).

                 One Thousand Ten (1,010) Shares of Class A Preferred Stock, par value $1,000 per share ("Class A Preferred Stock"), amounting in the aggregate to One Million Ten Thousand Dollars ($1,010,0000), and One Million (1,000,000) shares of Class B Preferred Stock, par value $0.01 per share ("Class B Preferred Stock"), amounting in the aggregate to Ten Thousand Dollars ($10,000).

                 Terms of the Class A Common Stock and Class B Common Stock. The powers, preferences and rights of the Class A Common Stock and Class B Common

Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation, as amended.

                 (a) Voting. At each annual or special meeting of stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders; holders of Class B Common Stock shall not vote on any matters except as otherwise provided by this Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

                 (b) Dividends and Other Distributions. The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.
Each share of Class A Common Stock and each share of Class B Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up of the Corporation); provided, that in the case of regular cash dividends the payment per share of Class B Common Stock may be up to twenty percent (20%) higher (but in no event less) than the payment per share of Class A Common Stock; and provided, further, that dividends or other distributions payable on the Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made only as follows: (i) in shares of Class B Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock; (ii) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock; or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

                 (c) Convertibility. Except as described below, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into another class of Common Stock or any other security of the Corporation.

                 (1) All outstanding shares of Class B Common Stock may be converted into shares of Class A Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class B Common Stock, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such shares are listed on a national securities exchange, from trading on the principal national securities exchange on which such securities are traded.

                 (2) All outstanding shares of Class B Common Stock shall be immediately converted into shares of Class A Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class A Common Stock as reflected on the stock transfer records of the Corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. For purposes of the immediately preceding sentence, any shares of Class A Common Stock and Class B Common Stock repurchased or otherwise acquired by the Corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

                 (3) In the event of any conversion of the Class B Common Stock pursuant to subsection (c)(1) or (c)(2), certificates which formerly represented outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock and all shares of Common Stock authorized by this Restated Certificate of Incorporation shall be deemed to be shares of Class A Common Stock.

                 (d) Class B Protection. (1) If, from and after the Effective Time, any person or group acquires (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class A Common Stock constituting 10% or more of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a "Significant Stockholder"), and such person or group does not then own shares of Class B Common Stock acquired after the initial distribute of Class B Common Stock by the Corporation (the "Distribution") constituting an equal or greater percentage of all then issued and outstanding shares of Class B Common Stock, such Significant Stockholder must, within a 90-day period beginning the day after becoming a Significant Stockholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of Class B Common Stock (a "Class B Protection Transaction") as provided in this subsection (d) of this Article FOURTH.

                 (2) In a Class B Protection Transaction, the Significant Stockholder must offer to acquire from the holders of the Class B Common Stock that number of shares of additional Class B Common Stock that number of shares of additional Class B Common Stock (the "Additional Shares") determined by (i) multiplying the percentage of issued and outstanding shares of Class A Common Stock beneficially owned by such Significant Stockholder which were acquired after the Effective Time by the total number of shares of Class B Common Stock issued and outstanding on the date such person or group became a Significant Stockholder, and (ii) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned by such Significant Stockholder on such date which were acquired after the Distribution (including shares acquired on such date at or prior to the time such person or group became a Significant Stockholder). The Significant Stockholder must acquire all shares validly tendered; provided, however, that if the number of shares of Class B Common Stock tendered to the Significant Stockholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this paragraph
(2), the number of shares of Class B Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares of Class B Common Stock tendered by all tendering holders.

                 (3) The offer price for any shares of Class B Common Stock required to be purchased by the Significant Stockholder pursuant to a Class B Protection Transaction is the greater of (i) the highest price per share paid by the Significant Stockholder for any share of Class A Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder or
(ii) the highest bid price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) on the NASDAQ National Market System (or such other quotation system or securities exchange constituting the principal trading market for either class of Common Stock) on the date such person or group became a Significant Stockholder. For purposes of paragraph (4) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Significant Shareholder becomes required to engage in a Class B Protection Transaction. In the event that the Significant Stockholder has acquired Class A Common Stock in the six-month period ending on the date such person or group becomes a Significant Stockholder for consideration other than cash, the value of such consideration per share of Class A Common Stock shall be as determined in good faith by the Board of Directors.

                 (4) A Class B Protection Transaction shall also be required to be effected each time a Significant Stockholder acquires shares of Class A Common Stock constituting an additional 10% or more of the then issued and outstanding Class A Common Stock (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) subsequent to the last acquisition of Class A Common Stock which triggered the requirement for a Class B Protection Transaction, if such Significant Stockholder does not then beneficially own shares of Class B Common Stock acquired after the Distribution constituting an equal or greater percentage of all issued and outstanding shares of Class B Common Stock. Such Significant Stockholder shall be required to offer to buy through a public tender offer that number of Additional Shares prescribed by the formula set forth in paragraph (2) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in such paragraph (2) above, at the price determined pursuant to paragraph (3) above, even if a previous Class B Protection Transaction resulted in fewer shares of Class B Common Stock being tendered than such previous offer included.

                 (5) The requirement to engage in a Class B Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer.

                 (6) If any Significant Stockholder fails to make an offer required by this subsection (d) of Article FOURTH, or to purchase shares validly tendered and not withdrawn (after proration, if any ), such Significant Stockholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Stockholder and acquired by such Significant Stockholder after the Effective Time unless and until such requirements are complied with or unless and until all shares of Class A Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Significant Stockholder. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the





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
determination of aggregate voting shares for any purpose under this Restated Certificate of Incorporation or the Delaware General Corporation Law.

                 (7) The Class B Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding; provided, that any acquisition after such change which results in any person or group owning 10% or more of the Class A Common Stock (or an additional 10% or more of the Class A Common Stock subsequent to the last acquisition which triggered the requirement for a Class B Protection Transaction) excluding, with respect to the numerator but not the denominator for the calculation of such percentage, shares of Class A Common Stock held by such Significant Stockholder immediately after the Effective Time (or immediately after the last acquisition which triggered the requirement for a Class B Protection Transaction, as the case may be), shall be subject to any Class B Protection Transaction requirement that would be imposed with respect to a Significant Stockholder pursuant to this subsection (d) of Article FOURTH.

                 (8) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent Quarterly Report on Form 10-Q, or (iii) if any, its most recent Current Report on Form 8-K.

                 (9) For purposes of this subsection (d) of Article FOURTH, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the Exchange Act or any successor regulation.

                 (e) Merger and Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class B Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

                 (f) Subdivision of Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

                 (g) Power to Sell and Purchase Shares. The Board of Directors shall have the power to cause the Corporation to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Board of Directors shall have the power to cause the corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

                 (h) Increase or Decrease in Number of Shares. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the votes which may be collectively cast by holders of the Class A Common Stock and Class A Preferred Stock.

                 Terms of the Preferred Stock. The following are the designations, powers, preferences and rights of the preferred stock and the qualifications, limitations and restrictions thereof:

                 Holders of Class A Preferred Stock shall be entitled to one-half of a vote per share on all matters on which stockholders are entitled to vote. Non-cumulative dividends of One Hundred Forty Dollars ($140) per year shall be payable, as and when declared, from the earnings and profits of the Corporation on each share of Class A Preferred Stock outstanding. Holders of Class A Preferred Stock otherwise shall not be entitled to participate in the earnings and profits of the corporation. No dividends may be declared or paid on the Corporation's outstanding Common Stock at any time unless all dividends required to be paid on the Class A Preferred Stock pursuant to the foregoing provision for such year have been declared and paid in full.

                 In the event of the liquidation, dissolution, or winding up, either voluntary or involuntary, of the Corporation, holders of the Class A Preferred Stock shall be entitled to receive One Thousand Dollars ($1,000) per share, before any distribution may be made to the holders of Common Stock of the Corporation. If, upon any liquidation, dissolution, or winding up of the Corporation, the amount so payable is not paid in full to the holders of the Class A Preferred Stock, the holders of Class A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled. The consolidation or merger of the Corporation into or with any other corporation or corporations shall not be a liquidation, dissolution or winding up of the Corporation within the meaning of the foregoing provisions.

                 The Board of Directors may issue in one or more series, up to 1,000,000 shares of Class B Preferred Stock, par value $0.01 per share, with full, limited, multiple, fractional or no voting rights, with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special relative rights as shall be fixed from time to time by resolution of the Board of Directors.

                 The holders of Class B Preferred Stock shall not be entitled to vote as a class with the holders of any other class of capital stock of the Corporation on any matters except as otherwise provided in this Restated Certificate of Incorporation, as the Board of Directors shall provide upon the issuance thereof, or as specified by law.

                 FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

                 SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of the directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At the 1986 annual meeting of stockholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

                 At the 1986 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1986, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                 Stockholders shall not be entitled to cumulate their vote in the election of directors. Any amendment to these provisions regarding the election of directors shall require the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.





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
                 SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                 EIGHTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of the certificate of incorporation inconsistent herewith, shall eliminate or reduce the effect of this paragraph in respect of any matter which occurs, or any cause of action, suit or claim which accrues or arises, prior to such amendment, repeal or adoption of an inconsistent provision.

                 3. That the foregoing Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates, and does not further amend, the provisions of the corporation's certificate of incorporation as theretofore amended or supplemented, and that there is no discrepancy between those provisions and the provisions of the foregoing Restated Certificate of Incorporation.

                 IN WITNESS WHEREOF, Advanta Corp. has caused its corporate seal to be affixed hereto and this Restated Certificate of Incorporation to be executed in its corporate name this 11th day of May, 1994.


                                                   Advanta Corp.




                                                   By     /s/ Dennis Alter
                                                       -------------------
                                                            Dennis Alter
                                                            Chairman of the Board


[Seal]



Attest:



By      /s/ Gene S. Schneyer
     -----------------------
        Gene S. Schneyer
        Secretary





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